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                                                                      EXHIBIT 12

                    THE LUBRIZOL CORPORATION AND SUBSIDIARIES

                Computation of Ratio of Earnings to Fixed Charges

               (all amounts except ratios are shown in thousands)



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

                                   2000         1999         1998         1997         1996
                                ---------    ---------    ---------    ---------    ---------

Pretax income                   $ 170,348    $ 195,350    $ 118,814    $ 231,147    $ 250,608

Add (deduct) earnings of less
  than 50% owned affiliates
  (net of distributed
  earnings) included in
  pretax income                     1,135       (3,195)      (1,470)      (3,018)         (48)

Add losses of less than 50%
  owned affiliates included
  in pretax income                  1,818           18          888           66           56

Add fixed charges net of
  capitalized interest             26,869       29,696       18,976       10,803       10,955

Add previously capitalized
  interest amortized during
  period                            1,255        1,446        1,191        1,118          968
                                ---------    ---------    ---------    ---------    ---------


"Earnings"                      $ 201,425    $ 223,315    $ 138,399    $ 240,116    $ 262,539
                                =========    =========    =========    =========    =========


Gross interest expense
  including capitalized
  interest ("Fixed Charges")    $  26,282    $  28,953    $  20,743    $  13,194    $  14,010

Ratio of earnings to
  fixed charges                      7.66         7.71         6.67         18.2         18.7

SPECIAL ADJUSTMENTS:

"Earnings"                      $ 201,425    $ 223,315    $ 138,399    $ 240,116    $ 262,539

Plus (less) special
  charges/credits                  (4,484)      19,569       36,892

Less gains on investments and
  litigation settlements          (19,395)     (17,626)     (16,201)                  (53,280)
                                ---------    ---------    ---------    ---------    ---------


Adjusted "Earnings"             $ 177,546    $ 225,258    $ 159,090    $ 240,116    $ 209,259
                                =========    =========    =========    =========    =========


Ratio of adjusted earnings
  to fixed charges                   6.76         7.78         7.67         18.2         14.9
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